Confirming Statement for Section 16 Filing Authorization

This statement confirms that the undersigned, Eva D. Scurlock, has authorized and designated Jacob Burkett, Paul Cento, and Melanie Bowling, individually, to execute and file, on the undersigned's behalf, all required filings with the U.S. Securities and Exchange Commission, including but not limited to Forms 3, 4, 5, 144, and EDGAR system maintenance, including any amendments thereto, arising from the undersigned's ownership of or transactions in securities of First Merchants Corporation.

This authorization and designation includes management of accounts and shall remain in effect until such time as the undersigned is no longer subject to the filing requirements of Forms 3, 4, 5, and 144 with respect to securities of First Merchants Corporation, unless earlier revoked in writing.

The undersigned acknowledges that Jacob Burkett, Paul Cento, and Melanie Bowling, individually, are acting solely as filing agents and/or administrators and are not assuming any of the undersigned's legal responsibilities for compliance with Section 16 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Confirming Statement on the date set forth below.

Eva D. Scurlock

Signature: [signature]

Date: 1/24/26

LORI POCIASK
NOTARY PUBLIC - STATE OF MICHIGAN
COUNTY OF OAKLAND
My Commission Expires 12/30/2030
Acting in the County of: Oakland

Lori Pociask